Exhibit 10.4

THIRD AMENDMENT

TO THE

FIFTH THIRD BANCORP NONQUALIFIED DEFERRED COMPENSATION PLAN

(January 1, 2013 Restatement)

WHEREAS, Fifth Third Bancorp (“Fifth Third”) sponsors and maintains The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2013 (“Plan”);

WHEREAS, Fifth Third desires to amend the Plan to (i) revise the provisions related to limitations on the amount of annual compensation that may be deferred to the Plan; (ii) add a statute of limitations period for benefit claims; and (iii) make other changes;

WHEREAS, pursuant to Plan section 15.1, Fifth Third reserved the right to amend the Plan at any time, and delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plans Committee and its Chairman to amend the Plan.

NOW, THEREFORE, effective as of the execution date of this Third Amendment, the Plan is hereby amended in the following respects:

1.    Section 2.4 of the Plan is amended in its entirety to read as follows:

“2.4    ‘Committee’ shall mean The Fifth Third Bank Pension, 401(k), and Medical Plan Committee which is responsible for the administration of this Plan in accordance with the provision of the Plan as set forth in this document. Where applicable, a reference to the Committee includes its delegate.”

2.    Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“(a)

Compensation Deferral.    Each Key Employee and Qualified Executive eligible under Article III may elect to have a portion of his Compensation for services performed during a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan. Pursuant to administrative procedures established by the Committee, a Key Employee or a Qualified Executive may make separate deferral elections with respect to the base pay and variable compensation portions of his Compensation. The Committee may, in its discretion, establish limits on the amount of base pay and/or variable compensation that a Key Employee or a Qualified Executive may defer to the Plan for any Plan Year.”

3.    Section 16.3 of the Plan is amended by adding the following sentence at the end:

“No such lawsuit may commence later than one year from the date of decision on review by the Claims Review Committee.”

4.    Except as otherwise amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Fifth Third has caused this amendment to be executed by its duly authorized representative this 26th day of October, 2017.

FIFTH THIRD BANCORP

By:	/s/ Robert P. Shaffer
Chairperson for the Fifth Third Bank Pension, 401(k) and Medical Plans Committee

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